Exhibit 10.1
Information Concerning Executive Compensation

It has been the policy of Leucadia National Corporation (the “Company”) since the current management took over in 1978 to emphasize performance based compensation through the payment of discretionary bonuses.

On December 18, 2012, the Company’s Board of Directors, upon the recommendation of the Compensation Committee, in consultation with Ian M. Cumming, Chairman of the Board, and Joseph S. Steinberg, President of the Company, approved annual salary increases (effective January 1, 2013) and discretionary 2012 cash bonuses for each of the Company’s executive officers who were included as named executive officers in the Company’s 2012 proxy statement (other than Mr. Cumming and Mr. Steinberg1 ).

Name	Base Salary in 2013	Bonus Award for 20122

Thomas E. Mara	$391,500	$5,011,400

Joseph A. Orlando	$356,500	$5,010,380

Justin R. Wheeler	$323,500	$4,009,420

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1 Consistent with past practice, in addition to the bonuses previously awarded to Messrs. Cumming and Steinberg, additional bonus payments for 2012 pursuant to the Company’s Senior Executive Annual Incentive Bonus Plan will be considered by the Compensation Committee of the Board of Directors at a Board of Directors meeting to be held following completion of the audit of the Company’s financial statements for the year ended December 31, 2012.

2 Includes an annual holiday bonus paid to all employees based on a percentage of salary of $11,400 for Mr. Mara, $10,380 for Mr. Orlando and $9,420 for Mr. Wheeler.